Exhibit 99.1

HOLLYWOOD MEDIA CORP. REPORTS 2011 SECOND QUARTER RESULTS

BOCA RATON, Fla., August 15, 2011 – Hollywood Media Corp. (Nasdaq: HOLL) today reported financial results for the second quarter ended June 30, 2011.

On a continuing operations basis which includes the contribution from the Ad Sales and Intellectual Property divisions, net revenues for the 2011 second quarter were $1.1 million compared to $0.9 million in the prior-year period.

Income from continuing operations for the 2011 second quarter was $0.2 million, or $0.01 per diluted share, compared to a loss from continuing operations last year of $1.8 million, or $0.06 per share.

Net income, which includes discontinued operations, was $0.2 million, or $0.01 per diluted share, in the 2011 second quarter, unchanged from the prior year period.  The Company had approximately 23.2 million weighted average shares outstanding in the 2011 second quarter compared to 30.9 million weighted average shares outstanding in the prior-year period.  The reduction in share count relates to an 8 million share tender offer completed in the 2011 first quarter.

At June 30, 2011, the Company had cash and cash equivalents of $4.6 million and no debt versus cash and cash equivalents of $29.4 million and no debt at December 31, 2010.  The change reflects the completion of the Company’s tender offer as well as costs related to the sale of the Broadway Ticketing business including a working capital adjustment.

About Hollywood Media Corp.

Hollywood Media Corp. is comprised primarily of an Ad Sales division including Hollywood Media Corp.’s minority interest in MovieTickets.com, UK Theatres Online (formerly known as CinemasOnline), and an Intellectual Property division.

Note on Forward-Looking Statements
Statements in this press release may be “forward-looking statements” within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties, including, but not limited to, the need to manage our growth, our ability to realize anticipated revenues and cost efficiencies, the impact of potential future dispositions or other strategic transactions by Hollywood Media, our ability to develop and maintain strategic relationships, technology risks, the volatility of our stock price, and other risks and factors described in Hollywood Media Corp.’s filings with the Securities and Exchange Commission including our Form 10-K for 2010. Such forward-looking statements speak only as of the date on which they are made.

Attached are the following financial tables:

CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF OPERATIONS

Contact:
Investor Relations Department
Hollywood Media Corp.
L. Melheim
ir@hollywoodmedia.com
561-998-8000

HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2011	2010
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,563,010	$29,406,063
Receivables, net	336,558	465,079
Prepaid expenses	876,543	1,055,972
Other receivables	1,227,666	59,224
Related party receivable	194,609	299,963
Current portion of deferred compensation	430,000	-
Total current assets	7,628,386	31,286,301

PROPERTY AND EQUIPMENT, net	397,442	455,436
INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED INVESTEES	1,133,472	955,065
INTANGIBLE ASSETS, net	22,887	7,549
GOODWILL	14,595,783	14,595,783
OTHER ASSETS	17,288	18,425
DEFERRED COMPENSATION, less current portion	1,163,651	-
TOTAL ASSETS	$24,958,909	$47,318,559

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$774,840	$802,684
Accrued expenses and other	960,433	6,804,066
Deferred revenue	844,146	980,786
Customer deposits	534,257	654,554
Current portion of capital lease obligations	35,787	60,031
Current portion of notes payable	-	2,362
Total current liabilities	3,149,463	9,304,483

CAPITAL LEASE OBLIGATIONS, less current portion	26,441	38,217
OTHER DEFERRED LIABILITY	55,736	75,120
DEFERRED REVENUE	100,071	148,002
DERIVATIVE LIABILITY	1,720,000	-

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred Stock, $.01 par value, 1,000,000 shares authorized; none outstanding	-	-
Common stock, $.01 par value, 100,000,000 shares authorized; 23,179,068 and 31,179,066 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	231,791	311,791
Additional paid-in capital	293,578,584	309,898,584
Accumulated deficit	(273,892,597)	(272,410,281)
Total Hollywood Media Corp shareholders' equity	19,917,778	37,800,094
Non-controlling interest	(10,580)	(47,357)
Total shareholders' equity	19,907,198	37,752,737
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$24,958,909	$47,318,559

HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	SIX MONTHS ENDED June 30,		THREE MONTHS ENDED June 30,
	2011	2010	2011	2010

NET REVENUES	$2,086,694	$2,007,701	$1,115,821	$938,435

OPERATING COSTS AND EXPENSES
Editorial, production, development and technology	1,405,415	1,329,794	778,999	640,628
Selling, general and administrative	2,001,125	2,104,424	700,255	1,197,978
Payroll and benefits	1,918,152	2,310,705	901,161	1,031,368
Depreciation and amortization	142,068	307,785	67,262	148,611

Total operating costs and expenses	5,466,760	6,052,708	2,447,677	3,018,585

Loss from operations	(3,380,066)	(4,045,007)	(1,331,856)	(2,080,150)

EARNINGS OF UNCONSOLIDATED INVESTEES	179,383	548,868	115,282	168,921

OTHER INCOME
Interest, net	520,856	11,404	251,755	349
Other, net	1,133,546	124,434	1,131,837	63,807

(Loss) income from continuing operations	(1,546,281)	(3,360,301)	167,018	(1,847,073)

Gain (loss) on sale of discontinued operations, net of income taxes	99,303	325,444	(10,139)	144,974
Income of discontinued operations	-	2,640,759	-	1,892,041

Income (loss) from discontinued operations	99,303	2,966,203	(10,139)	2,037,015

Net (loss) income	(1,446,978)	(394,098)	156,879	189,942

NET (LOSS) INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(35,338)	14,700	(28,267)	16,489

Net (loss) income attributable to Hollywood Media Corp	$(1,482,316)	$(379,398)	$128,612	$206,431

Basic and diluted income (loss) per common share
Continuing operations	$(0.06)	$(0.11)	$0.01	$(0.06)
Discontinued operations	0.00	0.10	(0.00)	0.07
Total basic and diluted net (loss) income per share	$(0.06)	$(0.01)	$0.01	$0.01

Weighted average common and common equivalent shares outstanding - basic	25,610,007	30,907,452	23,179,068	30,945,735

Weighted average common and common equivalent shares outstanding - diluted	25,610,007	30,907,452	23,179,068	31,179,068